EXCLUSIVE GLOBAL DISTRIBUTION AGREEMENT

PARTIES:

1. **Media Finance en SUISSE Holding GMBH,** (referred to in this Agreement as "**MF**"), a corporation organized under the laws of Switzerland;
2. **Satellite Newspapers SUISSE GMBH** (referred to in this Agreement as "**Distributor**"or as SN), a corporation organized under the laws of Switzerland;

WHEREAS:

- **MF** profiles itself as the global distributor of digital newspaper content;
- **MF** has acquired the worldwide production rights to the Satellite Newspaper KiOSK
- **MF** owns/controls/operates a global content distribution network;
- **MF** owns and controls all engineering and technical design used;
- **MF** controls its trade names, trademarks, logos, seals, signature and other symbols (referred hereafter as marks or trademarks) as described in **appendix 1**
- Distributor desires to be the global Independent and Exclusive Distributor of the SN KiOSKS, Software Applications and Content .

AGREEMENT:

Article 1 – Appointment of Exclusive Distributor

1.1. **MF** appoints Distributor as its irrevocable commercial exclusive distributor to promote, sell and/or lease Satellite Newspaper KiOSKS, content distribution applications and derived content in the world.

1.2. The Territory includes all countries in the world and includes the right of distributor to appoint sub distributors ,including the right to sub -licence any licence granted under this agreement.

1.3 Distributor obtains the exclusive rights to distribute all current available Products such as:

KiOSK
KiOSK software
KiOSK newspaper content
KIOSK Video ad. 24/7 slot
Kiosk Video ad. 1/1
CLiENT software
CLiENT newspaper
Backpage advertisement

1.4 Distributor is granted a license to produce, or to have produced, the KiOSK.

1.5 Distributor obtains the exclusive rights to use SN trade names, logos and other trade designs and the name "Satellite Newspapers" or variants thereof as a corporate or trade name of SN in the Territory;

1.6 For the duration of this agreement SN will not appoint any other Distributor in the Territory. In case the rights of SN are transferred to a third party, **MF** must oblige this third party to respect and guarantee the Distributor rights under this agreement. **MF** shall notify the Distributor within 7 days before the rights of SN are transferred to a third party.

Article 2 – Fee

2.1. The master distribution rights price owed to MF is 25.000 dollar per month .

2.2 All mentioned rates, prices and amounts in **appendix 2 (pricelist)** are subject to yearly review and adjustment. Adjustments will be made with the same percentage as the inflation rate in the European Community. Adjustments will be made and will be valid as from the first working day in the new Christian calendar year. The first adjustment will be made in January 2005.

Article 3 – SN Services

3.1. SN shall be responsible for network operations, content operations and technical advice;

3.2. SN shall provide MF with a settlement and sales report on a monthly base.

3.3. SN shall pay MF the revenues of the sold content in the Territory within 2 weeks after the end of the month in which the payments for sales were received.

Article 4 – Business Model and Marketing Commitment

4.1 SN Shall annually revieuw and inform MF.

Article 5 – Content from SN

5.1. SN shall be responsible for managing all newspaper content for all of Distributor's KiOSKS;

5.2. SN will retain the rights and ownership of all video content slots in the KiOSK and shall pay MF a fee for sold slots in accordance with Article 2.2 above;

5.3. MF is not liable for any malfunction in the satellite distribution network which is beyond SN control.

Article 6 - Distributor's functions

6.1. SN agrees, as an independent GLOBAL distributor, to use its best endeavors to promote the sale and/or lease of the SN KiOSKS and Software Installations in the Territory, and shall protect MF interests, including its patents and trademarks, with the diligence of a responsible business entity;

6.3 SN has no authority to make contracts on behalf of, or in any way to bind, MF towards third parties.

Article 7 - Undertaking not to compete

7.1. Without the prior written authorization of MF, Distributor shall not represent, manufacture or distribute any products that are similar to or in competition with the KiOSK or Software Applications, for the entire term of this contract;

Article 8 - Sales Organization

8.1. Distributor shall set up an adequate organization for sales and after-sales service, with all necessary means and personnel, in order to ensure the fulfillment of its obligations under this agreement. The organization is to be completed within six months after the starting date of this agreement.

Article 9 - SN to be kept informed

9.1 Distributor shall exercise due diligence to keep MF informed about its activities, market conditions and the state of competition . It shall answer any reasonable request for information made by MF;

9.2 Distributor shall exercise due diligence to keep SN informed about (I) the laws and regulations that are applicable in the Territory to which the SN KiOSKS and Software Applications are subject (e.g. import regulations, labeling, technical specifications, safety requirements, etc.), and (II) the laws and regulations concerning its activity, as far as they are relevant for MF;

9.3 MF is not liable for any damage, such as but not limited to, loss of income, suffered by SN, personnel or its customers as a result of, or in connection with, the installation, utilization, operation, maintenance and/or any other activity related to the KiOSK or Software Applications.

Article 10 - SN trademarks and symbols

10.1. Distributor shall use SN trademarks, trade names and any other symbols, but only for the purpose of identifying and advertising the KiOSKS and Software Applications, within the scope of this contract and in SN's and MF common interest;

10.2 SN hereby agrees neither to register, nor to have registered, any trademarks, trade names or symbols or patents of SN (or which are confusingly similar to those of SN), in the Territory or elsewhere;

10.3 The right to use SN trademarks, trade names or symbols, as provided for under the first paragraph of this Article, shall cease immediately for Distributor, on the expiration or termination, for any reason, of the present contract;

10.4 Distributor shall notify MF of any infringement of MF; SN patents, trademarks, trade names or symbols that comes to its notice.

10.5 MF shall not be hold liable for any patent infringement due to invalid or pending patent registration.

Article 11 - Payment conditions

11.1 Distributor will pay the amount of $25,000 USD each month in advance.

11.2 Distributor is not allowed to withhold payment of the monthly minimum amount of $ 25,000. USD- under any circumstances.

11.3 The mentioned amount of $25,000 USD in this article is subject to yearly review and adjustment. Adjustment will be made with the same percentage as the inflation rate in the European Community. Adjustment will be made and be valid as from the first working day in the new Christian calendar year. The first adjustment will be made in January 2005.

11.5 Payments are to be made to the bank Credit Suisse, Bahnhofstrasse 17, 6301 Zug, in favor of our USD account Nr. 0823-899539-52-1, IBAN Nr. CH63 0482 3089 9539 5200 1.

Article 12 – Duration and termination of the Contract

12.1 This contract enters into force on the 1 November, 2003 and shall remain in force until 1 November, 2023.

12.2 MF maintains the right to immediately terminate this contract in case of Distributor's failure to meet his financial obligations for 2 consecutive months, such without written notification.
Upon termination of this Agreement:

12.3 MF shall not be liable for any termination damages or indemnities, and the Distributor hereby agrees not to restrain SN from appointing an alternate Distributor;

12.4 All the rights hereunder shall revert to MF, regardless of any amounts due from MF to Distributor or vice versa;

12.5 MF maintains the right to take over all contracts and/or franchise agreements in the territory in which case they become the property of MF.

Article 13 - Arbitration - Applicable Law

13.1 Any dispute arising out of, or in connection with, the present contract shall be settled and finalized in The Hague, The Netherlands in accordance with the Rules of Conciliation and Arbitration of the International Chamber of Commerce, by one or more arbitrators designated in accordance to said Rules.

Article 14 – General Provisions

14.1 Confidentiality

Each party shall treat as confidential all information obtained from the other pursuant to this Agreement and shall not disclose such information without the other party's prior written consent.

14.2 Force Majeure

Neither Party shall be liable to fulfil its obligations, or for delays in performance, due to causes beyond its reasonable control, including, but not limited to, acts or omissions of civil or military authority, fires, strikes, floods, epidemics, riots or acts of war. In case of Force Majeure, the party claiming such a situation will promptly inform the other party and keep them up-to-date on the development of the Force Majeure situation.

Neither party shall be liable for damage or injury caused by Force Majeure. Force Majeure is to be regarded as such in case of a non-accountable shortcoming from either of both parties, her suppliers not included.

Article 15 - Previous agreement - Modifications - Nullity

15.1 This contract supersedes any other preceding agreement between the parties on the subject;

15.2 No addition or modification to this contract shall be valid without prior written agreement between the two parties, such in written consent.

Article 16 – Warranties and covenants

16.1 Distributor represents, warrants and covenants that it has full power to enter into this Agreement and to perform the activities required of it hereunder;

Distributor shall indemnify and hold MF, its officers, directors, employees and agents harmless from any loss, expense (including, but not limited to, reasonable attorney's fees and disbursements) or damages incurred by Distributor or any of its officers, directors, employees, or agents as a result of a breach of any of the foregoing warranties and covenants, or any such loss, expense or damage arising from any claim, demand, recovery, suit motion or civil or criminal proceeding based upon, or alleging in any way, in whole or in part, facts which are contrary to, or inconsistent with, any of the foregoing warranties and covenants. These warranties and indemnities shall survive the termination of this Agrèement.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date and year first above written.

Media Finance en SUISSE GMBH
BY: Cees Jan Quirijns Managing Director

Satellite Newspapers Suisse GmbH
BY: Cees Jan Quirijns Managing Director

APPENDIX 1

"Tradenames logos"

SATELLiTE
Newspapers

SATELLiTE
Newspaper KiOSK

SATELLiTE
Newspapers

SATELLiTE
Newspapers

APPENDIX 2 List of Products licence by MF to Satellite newspapers en SUIS:

KiOSK newspaper content :
Kiosk newspaper content are newspaper files, these files are transmitted via satellite on a 24-7-365 base, to all kiosks. When a newspaper is printed from the kiosk, the kiosk registers the sale and releases this information to SN's central data hub .

SN Shall pay per printed newspaper a fee of : Price: 0,10 USD

Kiosk newspaper content fees will be settled by SN with the total amount to be paid

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Client software:
Software includes: 1> User-interface module ,
2> Print module ,
3> Download-module,
4> Firewall-module,

MF Charges a fee per sold Kiosk software . Price: 15 USD

Client Newspaper Content :
Client Newspaper content are newspaper files, these files are transmitted via satellite ore internet to all clients software installations.
When a newspaper is printed via a client , the client registers the sale and releases this information to SN's central data hub.

SN Shall pay per printed newspaper a fee of : Price: 0,05 USD

Kiosk newspaper content fees will be settled with the total amount to be paid

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KIOSK Video ad. 24/7 slot :
Every kiosk has a 5-minute movie loop that has 20 slots of 15 seconds each.
This loop will run while the kiosk is idle.
Every kiosk owner can upload a movie into a slot via the kiosk.
Kiosk will count the amount of slots ran and release this information to SN's data hub.
SN Shall pay a fee to MF per slot ran of:

Price: 0,00020 USD

KIOSK 24-7 slot fees will be settled with the total amount to be paid

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KIOSK Video ad. 1/1 slot :
Every kiosk has a 2-minute loop that has 8 slots of 15 seconds each.
This loop will run while the kiosk is printing a newspaper.
Every kiosk owner can upload a movie into a slot via the kiosk.
Kiosk will count the amount of slots ran and release this information to SN's data hub.
SN Shall pay a fee to MF per slot ran of:

Price: 0,0093 USD

KIOSK 1-1 slot fees will be settled with the total amount to be paid

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BACKPAGE print advertisement: - page :
Some publishers gave us the permission to add an extra sheet to the newspaper-printout, containing local advertisement.
Every newspaper printout will have an extra two pages.
In the near future every kiosk owner will be able to upload advertisement for two extra pages that will be added to every newspaper printout via the kiosk.
Kiosk will count the amount of printed back pages and release this information to SN's data hub.
SN shall pay a fee to MF per printed back sheet.
SN, and in some cases the publisher, need to endorse the advertisement.

Price: 0,008 USD

BACKPAGE Print page fees will be settled with the total amount to be paid

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